Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of April 14, 2022, by and among Broadcom Inc., a Delaware corporation (the “Issuer”), BofA Securities, Inc. (“BofA”), HSBC Securities (USA) Inc. (“HSBC”) and RBC Capital Markets, LLC (“RBC”) as the representatives (the “Representatives”) of the several Initial Purchasers named in Schedule A to the Purchase Agreement (as defined below) (collectively, the “Initial Purchasers”), each of whom has agreed to purchase the Issuer’s 4.00% Senior Notes due 2029 (the “2029 Notes”) and 4.15% Senior Notes due 2032 (the “2032 Notes” and together with the 2029 Notes, the “Initial Notes”) pursuant to the Purchase Agreement (as defined below).

This Agreement is made pursuant to the Purchase Agreement, dated March 31, 2022 (the “Purchase Agreement”), between the Issuer and the Initial Purchasers (i) for the benefit of the Initial Purchasers and (ii) for the benefit of the holders from time to time of the Initial Notes, including the Initial Purchasers. In order to induce the Initial Purchasers to purchase the Initial Notes, the Issuer has agreed to provide the registration rights set forth in this Agreement. The execution and delivery of this Agreement is a condition to the obligations of the Initial Purchasers set forth in Section 5(k) of the Purchase Agreement.

The parties hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:

Broker-Dealer: Any broker or dealer registered under the Exchange Act.

Business Day: Any day other than a Saturday, Sunday or U.S. federal holiday or a day on which banking institutions or trust companies located in New York, New York are authorized or obligated to be closed.

Closing Date: The date of this Agreement.

Commission: The Securities and Exchange Commission.

Consummate or Consummation: Registered Exchange Offers shall be deemed “Consummated” for purposes of this Agreement upon the occurrence of (i) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the Exchange Notes to be issued in the Exchange Offers, (ii) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offers open for a period not less than the minimum period required pursuant to Section 3(b) hereof, and (iii) the delivery by the Issuer to the Registrar under the Indenture of Exchange Notes in the same aggregate principal amount as the aggregate principal amount of Initial Notes that were tendered by Holders thereof pursuant to the Exchange Offers.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Exchange Date: As defined in Section 3(b) hereof.

Exchange Notes: The 4.00% Senior Notes due 2029 and the 4.15% Senior Notes due 2032 of the same series under the Indenture as the Initial Notes, to be issued to Holders in exchange for Transfer Restricted Securities pursuant to this Agreement.

Exchange Offer Registration Statement: The Registration Statement relating to the Exchange Offers, including the related Prospectus.

Exchange Offers: The registration by the Issuer under the Securities Act of the Exchange Notes pursuant to a Registration Statement pursuant to which the Issuer offers the Holders of all outstanding Transfer Restricted Notes the opportunity to exchange all such outstanding Transfer Restricted Notes held by such Holders for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Notes tendered in such exchange offers by such Holders.

Exempt Resales: The transactions in which the Initial Purchasers propose to sell the Initial Notes to certain “qualified institutional buyers,” as such term is defined in Rule 144A under the Securities Act and to certain non-U.S. persons pursuant to Regulation S under the Securities Act.

FINRA: The Financial Industry Regulatory Authority, Inc.

Holder: As defined in Section 2(b) hereof.

Indemnified Holder: As defined in Section 8(a) hereof.

Indenture: The Indenture, dated as of April 14, 2022, by and between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), pursuant to which the Initial Notes are to be issued, as such Indenture is amended or supplemented from time to time in accordance with the terms thereof.

Initial Notes: As defined in the preamble hereto.

Initial Placement: The issuance and sale by the Issuer of the Initial Notes to the Initial Purchasers pursuant to the Purchase Agreement.

Initial Purchasers: As defined in the preamble hereto.

Interest Payment Date: As defined in the Indenture and the Initial Notes.

Person: An individual, partnership, corporation, exempted company, exempted limited partnership, trust or unincorporated organization, or a government or agency or political subdivision thereof.

Prospectus: The prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

Registration Default: As defined in Section 5 hereof.

Registration Statement: Any registration statement of the Issuer relating to (a) an offering of Exchange Notes pursuant to the Exchange Offers or (b) the registration for resale of Transfer Restricted Notes pursuant to the Shelf Registration Statement, which is filed pursuant to the provisions of this Agreement, in each case, including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

Related Judgment: As defined in Section 10(i)(i) hereof.

Related Proceedings: As defined in Section 10(i)(i) hereof.

Securities Act: The Securities Act of 1933, as amended.

Shelf Effectiveness Period: As defined in Section 4(a) hereof.

Shelf Filing Deadline: As defined in Section 4(a) hereof.

Shelf Registration Statement: A “shelf” registration statement of the Issuer that covers all or a portion of the Transfer Restricted Notes on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein or deemed a part thereof, all exhibits thereto and any document incorporated by reference therein.

Shelf Request: As defined in Section 4(a) hereof.

Shelf Suspension Period: As defined in Section 4(a) hereof.

Specified Courts: As defined in Section 10(i)(i) hereof.

Transfer Restricted Notes: Each Initial Note, until the earliest to occur of (a) the date on which such Initial Note is exchanged in the Exchange Offers for an Exchange Security entitled to be resold to the public by the Holder thereof, (b) the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Initial Note is distributed to the public by a Broker-Dealer pursuant to the “Plan of Distribution” contemplated by the Exchange Offer Registration Statement (including delivery of the Prospectus contained therein), (d) the date on which such Initial Note ceases to be outstanding for purposes of the Indenture and (e) the date which is seven years after the Closing Date.

Trust Indenture Act: The Trust Indenture Act of 1939, as amended.

SECTION 2. Notes Subject to this Agreement.

(a) Transfer Restricted Notes. The notes entitled to the benefits of this Agreement are the Transfer Restricted Notes.

(b) Holders of Transfer Restricted Notes. A Person is deemed to be a holder of Transfer Restricted Notes (each, a “Holder”) whenever such Person owns Transfer Restricted Notes.

SECTION 3. Registered Exchange Offers.

(a) Unless the Exchange Offers shall not be permissible under applicable law or Commission policy (after the procedures set forth in Section 6(a) hereof have been complied with), the Issuer shall use commercially reasonable efforts to (i) cause to be filed with the Commission an Exchange Offer Registration Statement under the Securities Act relating to the Exchange Notes and the Exchange Offers, (ii) cause such Exchange Offer Registration Statement to become effective, (iii) in connection with the foregoing, file (A) all pre-effective amendments to such Exchange Offer Registration Statement as may be necessary in order to cause such Exchange Offer Registration Statement to become effective, (B) if applicable, a post-effective amendment to such Exchange Offer Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the Exchange Notes to be made under the state securities or blue sky laws of such jurisdictions as are necessary to permit Consummation of the Exchange Offers, and (iv) upon the effectiveness of such Exchange Offer Registration Statement, commence the Exchange Offers. The Exchange Offer Registration Statement shall be on the appropriate form permitting registration of the Exchange Notes to be offered in exchange for the Transfer Restricted Notes and to permit resales of Initial Notes held by Broker-Dealers as contemplated by Section 3(c) hereof.

(b) The Issuer shall cause the Exchange Offer Registration Statement to be effective continuously and shall keep the Exchange Offers open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offers; provided, however, that in no event shall such period be less than 20 business days after the date notice of such Exchange Offers is delivered to the Holders (each such date, an “Exchange Date”). The Issuer shall cause the Exchange Offers to comply with all applicable federal and state securities laws. No notes other than the Exchange Notes shall be included in the Exchange Offer Registration Statement. The Issuer shall use its commercially reasonable efforts to cause the Exchange Offers to be Consummated no later than 60 days after the Exchange Offer Registration Statement has become effective, and in no event later than the date that is five years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day).

(c) The Issuer shall indicate in a “Plan of Distribution” section contained in the Prospectus forming a part of the Exchange Offer Registration Statement that any Broker-Dealer who holds Initial Notes that are Transfer Restricted Notes and that were acquired for its own account as a result of market-making activities or other trading activities (other than Transfer Restricted Notes acquired directly from the Issuer), may exchange such Initial Notes pursuant to the Exchange Offers; however, such Broker-Dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such Broker-Dealer in the Exchange Offers, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such “Plan of Distribution” section shall also contain all other information with respect to such resales by Broker-Dealers that the Commission may require in order to permit such resales pursuant thereto, but such “Plan of Distribution” shall not name any such Broker-Dealer or disclose the amount of Initial Notes held by any such Broker-Dealer except to the extent required by the Commission as a result of a change in policy after the date of this Agreement.

The Issuer shall use its commercially reasonable efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 6(c) hereof to the extent necessary to ensure that it is available for resales of Initial Notes acquired by Broker-Dealers for their own accounts as a result of market-making activities or other trading activities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending on the earlier of (i) 180 days from the date on which the Exchange Offer Registration Statement is declared effective and (ii) the date on which a Broker-Dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

The Issuer shall provide sufficient copies of the latest version of such Prospectus contained in such Exchange Offer Registration Statement to Broker-Dealers promptly upon request at any time during such 180-day (or shorter as provided in the foregoing sentence) period in order to facilitate such resales.

SECTION 4. Shelf Registration.

(a) Shelf Registration. In the event that (i) the Issuer determines that the Exchange Offers provided for in Section 3 hereof are not available or the Exchange Offers for Transfer Restricted Notes may not be completed as soon as practicable after the last Exchange Date with respect to the Exchange Offers because they would violate any applicable law or applicable interpretations of the Commission staff, (ii) such Exchange Offers are not for any other reason completed by the date that is five years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day) or (iii) prior to the last Exchange Date with respect to the Exchange Offers, the Issuer receives a written request (a “Shelf Request”) from any Initial Purchaser representing that it holds Transfer Restricted Notes that are or were ineligible to be exchanged in such Exchange Offers, the Issuer shall use its commercially reasonable efforts to cause to be filed with the Commission, as soon as practicable, but in any event within 30 days, after such determination date or the receipt of a Shelf Request, as the case may be (the “Shelf Filing Deadline”), a Shelf Registration Statement providing for the sale of all the Transfer Restricted Notes by the Holders thereof and to have such Shelf Registration Statement become effective on or before the 90th day after the Shelf Filing Deadline (or if such 90th day is not a Business Day, the next succeeding Business Day); provided, that (a) no Holder will be entitled to have any Transfer Restricted Notes included in any Shelf Registration Statement, or entitled to use the Prospectus forming a part of such Shelf Registration Statement, until such Holder shall have provided such other information regarding such Holder to the Issuer as is contemplated by Section 4(b) hereof and, if necessary, the Shelf Registration Statement has been amended to reflect such information, and (b) the Issuer shall be under no obligation to file any such Shelf Registration Statement before it is obligated to Consummate the Exchange Offers pursuant to Section 3 hereof.

In the event that the Issuer is required to cause to be filed with the Commission a Shelf Registration Statement pursuant to clause (iii) of the preceding sentence, the Issuer shall use its commercially reasonable efforts to cause to be filed with the Commission and have become effective both an Exchange Offer Registration Statement pursuant to Section 3 hereof with respect to all Transfer Restricted Notes and a Shelf Registration Statement (which may be a combined Registration Statement with the Exchange Offer Registration Statement) with respect to offers and sales of Transfer Restricted Notes held by the Initial Purchasers after completion of the Exchange Offers.

The Issuer shall use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date on which the Initial Notes covered thereby cease to be Transfer Restricted Notes (the “Shelf Effectiveness Period”). The Issuer further agrees to use its commercially reasonable efforts to supplement or amend the Shelf Registration Statement, the related Prospectus and any Free Writing Prospectus if required by the rules, regulations or instructions applicable to the registration form used by the Issuer for such Shelf Registration Statement or by the Securities Act or by any other rules and regulations thereunder or if reasonably requested by a Holder of Transfer Restricted Notes with respect to information relating to such Holder, and to use its commercially reasonable efforts to cause any such amendment to become effective, if required, and such Shelf Registration Statement, Prospectus or Free Writing Prospectus, as the case may be, to become usable as soon as thereafter practicable. The Issuer agrees to furnish to the Holders copies of any such supplement or amendment promptly after it has been used or filed with the Commission, as reasonably requested by the Holders.

Notwithstanding anything to the contrary in this Agreement, at any time, the Issuer may delay the filing of any Shelf Registration Statement or delay or suspend the effectiveness thereof, for a reasonable period of time, but not in excess of 30 consecutive days or more than on two occasions during any 12-month period, but in any event not more than 90 days in the aggregate (whether or not consecutive) in any 12-month period (each, a “Shelf Suspension Period”), if the Board of Directors of the Issuer determines reasonably and in good faith that the filing of any such Shelf Registration Statement or the continuing effectiveness thereof would require the disclosure of non-public material information that, in the reasonable judgment of the Board of Directors of the Issuer, would be detrimental to the Issuer if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction or such action is required by applicable law. Any Shelf Suspension Period pursuant to this Section 4(a) shall begin on the date specified in a written notice given by the Issuer to the Holders and shall end on the date specified in a subsequent written notice given by the Issuer to the Holders.

(b) Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No Holder of Transfer Restricted Notes may include any of its Transfer Restricted Notes in any Shelf Registration Statement pursuant to this Agreement unless and until such Holder furnishes to the Issuer in writing, within 15 Business Days after receipt of a request therefor, such information as the Issuer may reasonably request for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. Each Holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Issuer all information required to be disclosed in order to make the information previously furnished to the Issuer by such Holder not materially misleading.

SECTION 5. Additional Interest. If (i) the Exchange Offers have not been Consummated on or prior to the date that is five years after the Closing Date (or if such date is not a Business Day, the next succeeding Business Day) or, if a Shelf Registration Statement is required hereunder, a Shelf Registration Statement in accordance with this Agreement has not been declared effective on or prior to such date or (ii) any Registration Statement required by this Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose during the Effectiveness Period (except as specifically permitted herein, including with respect to any Shelf Suspension Period as provided in Section 4(a) hereof or because of the sale of all Transfer Restricted Notes under such Registration Statement) without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event referred to in clauses (i) and (ii), a “Registration Default”), the Issuer hereby agrees that the interest rate borne by the Transfer Restricted Notes shall be increased by 0.250% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.250% per annum at the end of each subsequent 90-day period, but in no event shall such increase exceed 1.000% per annum. Following the cure of all Registration Defaults relating to any particular Transfer Restricted Notes, the interest rate borne by the relevant Transfer Restricted Notes will be reduced to the original interest rate borne by such Transfer Restricted Notes; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate borne by the relevant Transfer Restricted Notes shall again be increased pursuant to the foregoing provisions. A Registration Default ends with respect to any Initial Notes when such Initial Notes cease to be Transfer Restricted Notes.

SECTION 6. Registration Procedures.

(a) Exchange Offer Registration Statement. In connection with the Exchange Offers, the Issuer shall comply with all of the provisions of Section 6(c) hereof, shall use its commercially reasonable efforts to effect such exchange to permit the sale of Transfer Restricted Notes being sold in accordance with the intended method or methods of distribution thereof, and shall comply with all of the following provisions:

(i) If in the reasonable opinion of counsel to the Issuer there is a question as to whether the Exchange Offers are permitted by applicable law, the Issuer hereby agrees to seek a no-action letter or other favorable decision from the Commission allowing the Issuer to Consummate the Exchange Offers for such Initial Notes. The Issuer hereby agrees to pursue the issuance of such a decision to the Commission staff level but shall not be required to take commercially unreasonable action to effect a change of Commission policy. The Issuer hereby agrees, however, to (A) participate in telephonic conferences with the Commission, (B) deliver to the Commission staff an analysis prepared by counsel to the Issuer setting forth the legal bases, if any, upon which such counsel has concluded that such Exchange Offers should be permitted and (C) diligently pursue a favorable resolution by the Commission staff of such submission.

(ii) As a condition to its participation in the Exchange Offers pursuant to the terms of this Agreement, each Holder of Transfer Restricted Notes shall furnish, upon the request of the Issuer, prior to the Consummation thereof, a written representation to the Issuer (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (A) it is not an affiliate of the Issuer, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any Person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offers and (C) it is acquiring the Exchange Notes in its ordinary course of business. In addition, all such Holders of Transfer Restricted Notes shall otherwise cooperate in the Issuer’s preparations for the Exchange Offers. Each Holder hereby acknowledges and agrees that any Broker-Dealer and any such Holder using the Exchange Offers to participate in a distribution of the notes to be acquired in the Exchange Offers (1) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters (which may include any no-action letter obtained pursuant to clause (i) above), and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Initial Notes acquired by such Holder directly from the Issuer.

(b) Shelf Registration Statement. In connection with the Shelf Registration Statement, the Issuer shall comply with all the provisions of Section 6(c) hereof and shall use its commercially reasonable efforts to effect such registration to permit the sale of the Transfer Restricted Notes being sold in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Issuer will as expeditiously as possible prepare and file with the Commission a Registration Statement relating to the registration on any appropriate form under the Securities Act, which form shall be available for the offer and sale of the Transfer Restricted Notes in accordance with the intended method or methods of distribution thereof.

(c) General Provisions. In connection with any Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Notes (including, without limitation, any Registration Statement and the related Prospectus required to permit resales of Initial Notes by Broker-Dealers), the Issuer shall:

(i) use its commercially reasonable efforts to keep such Registration Statement continuously effective and provide all requisite financial statements; upon the occurrence of any event that would cause any such Registration Statement or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Transfer Restricted Notes during the period required by this Agreement, the Issuer shall file promptly an appropriate amendment to such Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;

(ii) prepare and file with the Commission such amendments and post-effective amendments to the applicable Registration Statement as may be necessary to keep the Registration Statement effective for the applicable period set forth in Section 3 or 4 hereof, as applicable, or such shorter period as will terminate when all Transfer Restricted Notes covered by such Registration Statement have been sold; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all notes covered by such Registration Statement during the applicable period in accordance with the intended method or methods of distribution by the sellers thereof set forth in such Registration Statement or supplement to the Prospectus;

(iii) advise the selling Holders promptly and, if requested by such Persons, to confirm such advice in writing, (A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to any Registration Statement or any post-effective amendment thereto, when the same has become effective, (B) of any request by the Commission for amendments to the Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Transfer Restricted Notes for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or (D) of the existence of any fact or the happening of any event that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Notes under state securities or blue sky laws, the Issuer shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time;

(iv) furnish without charge to each of the Initial Purchasers and each selling Holder named in any Registration Statement, before filing with the Commission, copies of any Registration Statement or any Prospectus included therein or any amendments or supplements to any such Registration Statement or Prospectus (including all documents incorporated by reference after the initial filing of such Registration Statement), which documents will be subject to the reasonable review and comment of such Holders in connection with such sale, if any, for a period of at least five Business Days, and the Issuer will not file any such Registration Statement or Prospectus or any amendment or supplement to any such Registration Statement or Prospectus (including all such documents incorporated by reference) to which an Initial Purchaser of Transfer Restricted Notes covered by such Registration Statement shall reasonably object in writing within three Business Days after the receipt thereof (such objection to be deemed timely made upon confirmation of telecopy transmission within such period). The objection of an Initial Purchaser shall be deemed to be reasonable if such Registration Statement, amendment, Prospectus or supplement, as applicable, as proposed to be filed, contains a material misstatement or omission;

(v) make the Issuer’s representatives available for discussion of customary due diligence matters;

(vi) make available at reasonable times for inspection by the Initial Purchasers participating in any disposition pursuant to such Registration Statement and any attorney or accountant retained by such Initial Purchasers all financial and other records, pertinent corporate documents and properties of the Issuer and cause the Issuer’s officers, directors and employees to supply all information reasonably requested by any such Holder, attorney or accountant in connection with such Registration Statement or any post-effective amendment thereto subsequent to the filing thereof and prior to its effectiveness;

(vii) if requested by any selling Holders promptly incorporate in any Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holders may reasonably request to have included therein, including, without limitation, information relating to the “Plan of Distribution” of the Transfer Restricted Notes and any other terms of the offering of the Transfer Restricted Notes to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after the Issuer is notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(viii) furnish to each Initial Purchaser and each selling Holder, without charge, at least one copy of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including exhibits incorporated therein by reference) if such documents are not available via EDGAR;

(ix) deliver to each selling Holder without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons reasonably may request; the Issuer hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders in connection with the offering and the sale of the Transfer Restricted Notes covered by the Prospectus or any amendment or supplement thereto if such documents are not available via EDGAR;

(x) enter into such agreements, and make such representations and warranties, and take all such other actions in connection therewith in order to expedite or facilitate the disposition of the Transfer Restricted Notes pursuant to any Registration Statement contemplated by this Agreement, all to such extent as may be requested by any Initial Purchaser or by any Holder of Transfer Restricted Notes in connection with any sale or resale pursuant to any Registration Statement contemplated by this Agreement; and the Issuer shall:

(A) furnish to each Initial Purchaser, each selling Holder, in such substance and scope as they may request and as are customarily made by issuers to underwriters in primary underwritten offerings, upon the date of the Consummation of the Exchange Offers or, if applicable, the effectiveness of the Shelf Registration Statement:

(1) a certificate, dated the date of Consummation of the Exchange Offers or the date of effectiveness of the Shelf Registration Statement, as the case may be, signed by (y) the President or any Vice President and (z) a principal financial or accounting officer of the Issuer, confirming, as of the date thereof, the matters set forth in paragraphs (i), (ii) and (iii) of Section 5(i) of the Purchase Agreement and such other matters as such parties may reasonably request;

(2) opinions, dated the date of Consummation of the Exchange Offers or the date of effectiveness of the Shelf Registration Statement, as the case may be, of counsel for the Issuer, covering the matters set forth in Section 5(d) of the Purchase Agreement and such other matter as such parties may reasonably request; and

(3) a customary comfort letter, dated the date of effectiveness of the Shelf Registration Statement, from the Issuer’s independent accountants, in the customary form and covering matters of the type customarily requested to be covered in comfort letters by underwriters in connection with primary underwritten offerings, and covering or affirming the matters set forth in the comfort letters delivered pursuant to Section 5(a) of the Purchase Agreement, without exception;

(B) set forth in full the indemnification provisions and procedures of Section 8 hereof with respect to all parties to be indemnified pursuant to said Section; and

(C) deliver such other documents and certificates as may be reasonably requested by such parties to evidence compliance with Section 6(c)(x)(A) hereof and with any customary conditions contained in any agreement entered into by the Issuer pursuant to this Section 6(c)(x), if any.

If at any time the representations and warranties of the Issuer contemplated in Section 6(c)(x)(A)(1) hereof cease to be true and correct, the Issuer shall so advise the Initial Purchasers and each selling Holder promptly and, if requested by such Persons, shall confirm such advice in writing;

(xi) prior to any public offering of Transfer Restricted Notes, cooperate with the selling Holders and their respective counsel in connection with the registration and qualification of the Transfer Restricted Notes under the state securities or blue sky laws of such jurisdictions as the selling Holders may request and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Notes covered by the Shelf Registration Statement; provided, however, that the Issuer shall not be required to register or qualify as a foreign corporation where it is not then so qualified or to take any action that would subject it to the service of process in suits or to taxation, other than as to matters and transactions relating to the Registration Statement, in any jurisdiction where it is not then so subject;

(xii) issue, upon the request of any Holder of Initial Notes covered by the Shelf Registration Statement, Exchange Notes having an aggregate principal amount equal to the aggregate principal amount of Initial Notes surrendered to the Issuer by such Holder in exchange therefor or being sold by such Holder; such Exchange Notes to be registered in the name of such Holder or in the name of the purchaser(s) of such Initial Notes, as the case may be; in return, the Initial Notes held by such Holder shall be surrendered to the Issuer for cancellation;

(xiii) cooperate with the selling Holders to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Notes to be sold and not bearing any restrictive legends; and enable such Transfer Restricted Notes to be in such denominations and registered in such names as the Holders may request at least two Business Days prior to any sale of Transfer Restricted Notes made by such Holders;

(xiv) use its commercially reasonable efforts to cause the Transfer Restricted Notes covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Transfer Restricted Notes, subject to the proviso contained in Section 6(c)(xi) hereof;

(xv) if any fact or event contemplated by Section 6(c)(iii)(D) hereof shall exist or have occurred, prepare a supplement or post-effective amendment to the Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Notes, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading;

(xvi) provide a CUSIP number for all Exchange Notes not later than the effective date of the Registration Statement covering such Initial Notes and provide the Trustee under the Indenture with printed certificates for such Exchange Notes which are in a form eligible for deposit with The Depository Trust Company and take all other action necessary to ensure that all such Exchange Notes are eligible for deposit with The Depository Trust Company;

(xvii) cooperate and assist in any filings required to be made with FINRA;

(xviii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as practicable, a consolidated earning statement meeting the requirements of Rule 158 (which need not be audited) for the twelve-month period beginning with the first month of the Issuer’s first fiscal quarter commencing after the effective date of the Registration Statement;

(xix) cause the Indenture to be qualified under the Trust Indenture Act not later than the effective date of the first Registration Statement required by this Agreement, and, in connection therewith, cooperate with the Trustee and the Holders of Notes to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the Trust Indenture Act; and to execute and use its commercially reasonable efforts to cause the Trustee to execute, all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner; and

(xx) provide promptly to each Holder upon request each document filed with the Commission pursuant to the requirements of Section 13 and Section 15 of the Exchange Act if not available via EDGAR.

Each Holder agrees by acquisition of a Transfer Restricted Security that, upon receipt of any notice from the Issuer of the existence of any fact of the kind described in Section 6(c)(iii)(D) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Notes pursuant to the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xv) hereof, or until it is advised in writing (the “Advice”) by the Issuer that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus. If so directed by the Issuer, each Holder will deliver to the Issuer (at the Issuer’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Notes that was current at the time of receipt of such notice. In the event the Issuer shall give any such notice, the time period regarding the effectiveness of such Registration Statement set forth in Section 3 or 4 hereof, as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 6(c)(iii)(D) hereof to and including the date when each selling Holder covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 6(c)(xv) hereof or shall have received the Advice; provided, however, that no such extension shall be taken into account in determining whether Additional Interest is due pursuant to Section 5 hereof or the amount of such Additional Interest, it being agreed that the Issuer’s option to suspend use of a Registration Statement pursuant to this paragraph shall be treated as a Registration Default for purposes of Section 5 hereof.

SECTION 7. Registration Expenses.

(a) All expenses incident to the Issuer’s performance of or compliance with this Agreement will be borne by the Issuer regardless of whether a Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees and expenses (including filings made by any Initial Purchaser or Holder with the FINRA (and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of the FINRA)); (ii) all fees and expenses of compliance with federal securities and state securities or blue sky laws; (iii) all expenses of printing (including printing certificates for the Exchange Notes to be issued in the Exchange Offers and printing of Prospectuses), messenger and delivery services and telephone; (iv) all fees and disbursements of counsel for the Issuer and, subject to Section 7(b) hereof, the Holders of Transfer Restricted Notes; (v) all fees and expenses of the Trustee and any exchange agent and their counsel; (vi) all application and filing fees in connection with listing the Exchange Notes on a securities exchange or automated quotation system pursuant to the requirements thereof; and (vii) all fees and disbursements of independent certified public accountants of the Issuer (including the expenses of any special audit and comfort letters required by or incident to such performance).

The Issuer will, in any event, bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Issuer.

(b) In connection with any Shelf Registration Statement required by this Agreement, the Issuer will reimburse the Holders of Transfer Restricted Notes being registered pursuant to the Shelf Registration Statement for the reasonable and documented fees and disbursements of not more than one counsel, who shall be Simpson Thacher & Bartlett LLP or such other counsel as may be chosen by the Holders of a majority in principal amount of the Transfer Restricted Notes for whose benefit such Shelf Registration Statement is being prepared.

SECTION 8. Indemnification.

(a) The Issuer agrees to indemnify and hold harmless (i) each Holder and (ii) each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any Holder (any of the Persons referred to in this clause (ii) being hereinafter referred to as a “controlling person”) and (iii) the respective officers, directors, partners, employees, representatives and agents of any Holder or any controlling person (any

Person referred to in clause (i), (ii) or (iii) may hereinafter be referred to as an “Indemnified Holder”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, actions and expenses (including, without limitation, and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, settling, compromising, paying or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of one counsel to any Indemnified Holder), joint or several, directly or indirectly caused by, related to, based upon, arising out of or in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus (or any amendment or supplement thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages, liabilities or expenses are caused by an untrue statement or omission or alleged untrue statement or omission that is made in reliance upon and in conformity with information relating to any of the Holders furnished in writing to the Issuer by any of the Holders expressly for use therein. This indemnity agreement shall be in addition to any liability which the Issuer may otherwise have.

In case any action or proceeding (including any governmental or regulatory investigation or proceeding) shall be brought or asserted against any of the Indemnified Holders with respect to which indemnity may be sought against the Issuer, such Indemnified Holder (or the Indemnified Holder controlled by such controlling person) shall promptly notify the Issuer in writing; provided, however, that the failure to give such notice shall not relieve the Issuer of its obligations pursuant to this Agreement except to the extent that it has been prejudiced by such failure and shall not relieve the Issuer from any liability which it may have to any Indemnified Holder other than under this Agreement. The Issuer shall be entitled to participate therein and, to the extent that they shall elect, jointly with any other indemnifying party similarly notified, by written notice delivered to the Indemnified Holder promptly after receiving the aforesaid notice from such Indemnified Holder, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Holder. If the Issuer does not elect to so assume the defense thereof within a reasonable time after notice of commencement of the action, the Indemnified Holders shall have the right to employ one counsel of its own in any such action and the reasonable fees and expenses of such counsel shall be paid, as incurred, by the Issuer. The Issuer shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any one local counsel in each applicable jurisdiction) at any time for such Indemnified Holders, which firm shall be designated by the Issuer and be reasonably satisfactory to the Indemnified Holders. The Issuer shall be liable for any settlement of any such action or proceeding effected with the Issuer’s prior written consent, which consent shall not be withheld unreasonably, and the Issuer agrees to indemnify and hold harmless any Indemnified Holder from and against any loss, claim, damage, liability or expense by reason of any settlement of any action effected with the written consent of the Issuer. The Issuer shall not, without the prior written consent of each Indemnified Holder, settle or compromise or consent to the entry of judgment in or otherwise seek to terminate any pending or threatened action, claim, litigation or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Holder is a party thereto), unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Holder from all liability arising out of such action, claim, litigation or proceeding.

(b) Each Holder of Transfer Restricted Notes agrees, severally and not jointly, to indemnify and hold harmless the Issuer and its directors, officers who sign a Registration Statement, and any Person controlling (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Issuer, and the respective officers, directors, partners, employees, representatives and agents of each such Person, to the same extent as the foregoing indemnity from the Issuer to each of the Indemnified Holders, but only with respect to claims and actions based on information relating to such Holder furnished in writing by such Holder expressly for use in any Registration Statement. In case any action or proceeding shall be brought against the Issuer or its directors or officers or any such controlling person in respect of which indemnity may be sought against a Holder of Transfer Restricted Notes, such Holder shall have the rights and duties given the Issuer, and the Issuer, its directors and officers and such controlling person shall have the rights and duties given to each Holder by the preceding paragraph.

(c) If the indemnification provided for in this Section 8 is unavailable to an indemnified party under Section 8(a) or (b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities, judgments, actions or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Issuer, on the one hand, and the Holders, on the other hand, from the Initial Placement (which in the case of the Issuer shall be deemed to be equal to the total gross proceeds to the Issuer from the Initial Placement), the amount of Additional Interest which did not become payable as a result of the filing of the Registration Statement resulting in such losses, claims, damages, liabilities, judgments actions or expenses, and such Registration Statement, or if such allocation is not permitted by applicable law, the relative fault of the Issuer, on the one hand, and the Holders, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Issuer on the one hand and of the Indemnified Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Indemnified Holders, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in the second paragraph of Section 8(a) hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Issuer and each Holder of Transfer Restricted Notes agree that it would not be just and equitable if contribution pursuant to this Section 8(c) were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, none of the Holders (and its related Indemnified Holders) shall be required to contribute, in the aggregate, any amount in excess of the amount by which the total discount received by such Holder with respect to the Initial Notes or Exchange Notes sold by such Holder exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute pursuant to this Section 8(c) are several in proportion to the respective principal amount of Initial Notes held by each of the Holders hereunder and not joint.

SECTION 9. Rule 144A. The Issuer hereby agrees with each Holder, for so long as any Transfer Restricted Notes remain outstanding (unless the Issuer is subject to and complies with Section 13 or 15(d) of the Exchange Act or files the periodic reports contemplated by such provisions pursuant to the Indenture), to make available to any Holder or beneficial owner of Transfer Restricted Notes in connection with any sale thereof and any prospective purchaser of such Transfer Restricted Notes from such Holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Transfer Restricted Notes pursuant to Rule 144A under the Securities Act.

SECTION 10. Miscellaneous.

(a) Remedies. The Issuer hereby agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(b) No Inconsistent Agreements. The Issuer will not, on or after the date of this Agreement, enter into any agreement with respect to its notes that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The Issuer has not previously entered into any agreement granting any registration rights with respect to the Initial Notes to any Person. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of any of the Issuer’s notes under any agreement in effect on the date hereof.

(c) Adjustments Affecting the Initial Notes. The Issuer will not take any action, or permit any change to occur, with respect to the Initial Notes that would materially and adversely affect the ability of the Holders to Consummate any Exchange Offers.

(d) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given unless the Issuer has (i) in the case of Section 5 hereof and this Section 10(d)(i), obtained the written consent of Holders of all outstanding Transfer Restricted Notes and (ii) in the case of all other provisions hereof, obtained the written consent of Holders of a majority of the outstanding principal amount of Transfer Restricted Notes (excluding any Transfer Restricted Notes held by the Issuer or its affiliates). Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof that relates exclusively to the rights of Holders whose notes are being tendered pursuant to the Exchange Offers and that does not affect directly or indirectly the rights of other Holders whose notes are not being tendered pursuant to such Exchange Offers may be given by the Holders of a majority of the outstanding principal amount of Transfer Restricted Notes being tendered or registered; provided, however, that, with respect to any matter that directly or indirectly affects the rights of any Initial Purchaser hereunder, the Issuer shall obtain the written consent of each such Initial Purchaser with respect to which such amendment, qualification, supplement, waiver, consent or departure is to be effective.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, first-class mail (registered or certified, return receipt requested), telex, telecopier, or air courier guaranteeing overnight delivery:

(i) if to a Holder, at the address set forth on the records of the Registrar under the Indenture, with a copy to the Registrar under the Indenture; and

(ii) if to the Issuer:

c/o Broadcom Inc.

1320 Ridder Park Drive

San Jose, CA 95131

Attention: Kirsten Spears

and

Attention: Mark Brazeal

With a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Facsimile: (650) 463-2600

Attention: Tony Richmond and Greg Rodgers

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee at the address specified in the Indenture.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation, and without the need for an express assignment, subsequent Holders of Transfer Restricted Notes; provided, however, that this Agreement shall not inure to the benefit of or be binding upon a successor or assign of a Holder unless and to the extent such successor or assign acquired Transfer Restricted Notes from such Holder.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(i) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, a “Related Judgment”, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any

Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

(j) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(k) Entire Agreement. This Agreement, together with the Purchase Agreement and the Indenture, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Issuer with respect to the Transfer Restricted Notes. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BROADCOM INC.,
as Issuer

By:	/s/ Kirsten Spears
Name: Kirsten Spears
Title: Chief Financial Officer

The foregoing Registration Rights Agreement is hereby confirmed and accepted as of the date first above written:

BOFA SECURITIES, INC.
HSBC SECURITIES (USA) INC.
RBC CAPITAL MARKETS, LLC

As the Representatives of
the Initial Purchasers

By:	BofA Securities, Inc.

By:	/s/ Laurie Campbell
Authorized Signatory

By:	HSBC Securities (USA) Inc.

By:	/s/ Patrice Altongy
Authorized Signatory

By:	RBC Capital Markets, LLC

By:	/s/ Scott Primrose
Authorized Signatory